Exhibit 99.1

JOINT FILER INFORMATION

Name and Address:	Third Point Advisors II L.L.C.
390 Park Avenue
New York, New York 10022
Date of Event Requiring Statement	03/05/2010
Issuer and Ticker Symbol:	Accuride Corporation [OTC:ACUZD]
Relationship to Issuer:	10% Owner (1)
Designated Filer:	Third Point Offshore Master Fund, L.P.